Exhibit 10.1

ULTRAGENYX PHARMACEUTICAL INC.

DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1

October 1, 2021

Section 9.2 of the Ultragenyx Pharmaceutical Inc. Deferred Compensation Plan (the “Plan”) authorizes Ultragenyx Pharmaceutical Inc. (the “Company”) to amend the Plan at any time. Accordingly, the Plan is amended to provide

•
for a one-time transition election during the 2021 annual enrollment for deferrals of outstanding restricted stock unit awards, and
•
for a one-time election made at the time a Compensation Deferral Agreement becomes effective to diversify at the time of vesting any deferred restricted stock units that are deferred under the terms of such Compensation Deferral Agreement.

Accordingly, the Plan is amended as follows:

1.
Section 4.2 is amended by adding the following subsection (f) to read as follows:

“(f) Short-Term Deferrals. For the enrollment conducted in 2021 for the 2022 Plan year only, the Committee will permit the deferral of restricted stock unit awards that have been granted in 2019, 2020 and 2021 and remain outstanding as of the date of such enrollment (collectively, “Awards”). The deferrable amount shall be a single percentage of 25%, 50%, 75% or 100%, as elected by the Eligible Employee, of the portion of the Awards that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4). Deferral of such Awards shall be made in accordance with the rules of Section 6.10, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence; provided, however, that the provisions of Section 6.10(b) shall not apply to payments attributable to a change in control event (as defined in Treas. Reg. Section 1.409A-3(i)(5)). A Compensation Deferral Agreement submitted in accordance with this subsection (f) becomes irrevocable on the latest date it could be submitted under Section 6.10. Amounts deferred under this subsection (f) may be allocated to a Specified Date Account only.”

2.
Section 7.6 is amended to read in its entirety as follows:

“7.6 Company Stock. Unless the Participant makes an election to diversify as described further below, deferred restricted stock units will be credited as such, based on the deferred number of units awarded to the Participant under the terms of the Company’s equity compensation plan. Fractional units will be rounded down to the next whole unit.

At the time a Participant submits a Compensation Deferral Agreement deferring restricted stock units, he or she may make a one-time election to diversify all of the units deferred under such Compensation Deferral Agreement. If a diversification election is made, diversification will occur at the time of vesting as provided under Sections 7.4 and 7.5. Diversified units may not be reallocated to stock units at a later time.

Each deferred restricted stock unit that is not subject to a diversification election will be paid in the form of one share of Company stock. A Participant may not allocate such restricted stock units to another investment option under the Plan.

Dividend equivalents will be credited as provided in the equity compensation plan and treated as Earnings for purposes of determining the time and form of payment from the Plan.

If Company stock is offered as an investment option for cash Deferrals or Company Contributions, amounts allocated to or from Company stock will be converted from cash to units or units to cash as is applicable. Each unit will be equal in value to one share of Company common stock based on the closing price of the Company’s common stock on the day the allocation instructions from the Participant are effective.”

Except as amended hereby, the terms of the Plan remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 6th day of October, 2021, to be effective as of October 1, 2021.

ULTRAGENYX PHARMACEUTICAL INC.

/s/ Ernie Meyer (Signature)

Ernie Meyer,

EVP, Chief Human Resources Officer